Exhibit 99.(h)(iii)

ARIEL INVESTMENT TRUST

FUND ADMINISTRATION AND

ACCOUNTING SERVICES AGREEMENT

THE NORTHERN TRUST COMPANY

March 24, 2016

TABLE OF CONTENTS

Section		Page

1.	APPOINTMENTS	1

2.	REPRESENTATIONS AND WARRANTIES	1

3.	DELIVERY OF DOCUMENTS	3

4.	SERVICES PROVIDED	3

5.	FEES AND EXPENSES	4

6.	DUTIES, RESPONSIBILITIES AND LIMITATION OF LIABILITY	5

7.	CONFIDENTIALITY	8

8.	NOTICES	8

9.	WAIVER	9

10.	FORCE MAJEURE	9

11.	AMENDMENTS	9

12.	TERM	9

13.	SEVERABILITY	10

14.	ASSIGNABILITY	10

15.	HEADINGS	10

16.	GOVERNING LAW	10

17.	COUNTERPARTS	10

18.	ENTIRE AGREEMENT	10

SCHEDULE A FEES AND EXPENSES		1

SCHEDULE B FUND ADMINISTRATION AND SUB-ADMINISTRATION SERVICES DESCRIPTION		1

SCHEDULE C FUND ACCOUNTING SERVICES DESCRIPTION		1

(i)

FUND ADMINISTRATION AND

ACCOUNTING SERVICES AGREEMENT

AGREEMENT made as of March 24, 2016 by and among Ariel Investments, LLC (the “Adviser”), a Delaware limited liability company, on behalf of itself, Ariel Investment Trust (the “Trust”), a business trust organized under the laws of the Commonwealth of Massachusetts, on behalf of itself and each of its separate series listed on Annex A (each, a “Fund” and collectively, the “Funds”) and The Northern Trust Company (“Northern”), an Illinois corporation.

WITNESSETH:

WHEREAS, the Adviser provides certain administrative services on behalf of the Trust with respect to the Ariel Fund, Ariel Appreciation Fund, Ariel Focus Fund and Ariel Discovery Fund (collectively, the “Domestic Funds”);

WHEREAS, the Trust is a business trust organized under the laws of the Commonwealth of Massachusetts and is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust, on behalf of the Funds, wishes to retain Northern to provide fund accounting, and administration and sub-administration services (as further delineated below) to each of the Funds, and Northern is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.         APPOINTMENTS. The Adviser, with the consent of the Trust, hereby appoints Northern to serve as Sub-Administrator to the Domestic Funds; and the Trust, on behalf of each of its Funds, hereby appoints Northern as Administrator to Ariel International Fund and Ariel Global Fund (collectively, the “International Funds”), on the terms and conditions set forth in this Agreement; and Northern hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in return for the compensation as provided in Section 5 of and Schedule A to this Agreement.

2.	REPRESENTATIONS AND WARRANTIES.

(a)	Northern represents and warrants to the Trust and the Adviser that:

(i)	Northern is a corporation, duly organized and existing under the laws of the State of Illinois;

(ii)	Northern is duly qualified to carry on its business in the State of Illinois;

(iii)	Northern is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

(iv)	All requisite corporate proceedings have been taken to authorize Northern to enter into and perform this Agreement;

(v)	Northern has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(vi)	no legal or administrative proceedings have been instituted or threatened which would impair Northern’s ability to perform its duties and obligations under this Agreement; and

(vii)	Northern’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of Northern or any law or regulation applicable to Northern.

(b)	The Trust represents and warrants to Northern that:

(i)	the Trust is a business trust, duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts;

(ii)	the Trust is an investment company properly registered under the 1940 Act;

(iii)	the Trust has the power under applicable laws and by its organizational documents to enter into and perform this Agreement;

(iv)	all requisite actions have been taken by the Trust to authorize the Trust to enter into and perform this Agreement;

(v)	no legal or administrative proceedings have been instituted or threatened which would impact the Trust’s ability to perform its duties and obligations under this Agreement; and

(vi)	the Trust’s execution of this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it.

(c)	The Adviser represents and warrants to Northern that:

(i)	the Adviser is a limited liability company, dully organized and existing under the laws of Delaware;

(ii)	the Adviser has the power under applicable laws and by its organizational documents to enter into and perform this Agreement;

(iii)	all requisite actions have been taken by the Adviser to authorize the Adviser to enter into and perform this Agreement;

(iv)	no legal or administrative proceedings have been instituted or threatened which would impact the Adviser’s ability to perform its duties and obligations under this Agreement; and

(v)	the Adviser’s execution of this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Adviser or any law or regulation applicable to it.

3.         DELIVERY OF DOCUMENTS. Each Fund will promptly furnish to Northern such copies, properly certified or authenticated, of contracts, documents and other related information that Northern may request or requires to properly discharge its duties. Such documents may include but are not limited to the following:

(a)	actions of or on behalf of the Fund authorizing the appointment of Northern to provide certain services to the Fund and approving this Agreement;

(b)	the Trust’s and each Fund’s governing documents, e.g., By-Laws, Trust Instrument, Operating Agreement, etc.;

(c)

the Fund’s currently effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act and the Fund’s Prospectus and Statement of Additional Information relating to the Fund and all amendments and supplements thereto as in effect from time to time;

(d)	opinions of counsel, if any, and auditors’ reports; and

(e)

such other agreements, certificates and documents as the Fund may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

4.	SERVICES PROVIDED.

(a)

Northern will provide the following services subject to the control, direction and supervision of the Trust or its designee and in compliance with the procedures which may be established from time to time between the Trust, the Adviser and Northern, respectively; and all reasonable resolutions and policies implemented by the Fund:

(i)	Fund Administration, and

(ii)	Fund Accounting.

A general description of each of the above services is contained in Schedules B and C, respectively, to this Agreement.

(b)	Northern will also:

(i)	provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of Northern or a corporate affiliate of Northern);

(ii)	provide or otherwise obtain personnel sufficient for provision of the services contemplated herein;

(iii)	furnish equipment and other materials, which are necessary for provision of the services contemplated herein; and

(iv)

keep records relating to the services contemplated herein in such form and manner as Northern may deem appropriate or advisable. Northern agrees that during the term of this Agreement and subject to Section 12, all such records prepared or maintained by Northern relating to the services provided hereunder are preserved on behalf of the Funds and will be will be made available to the Funds upon request; and

(v)	cooperate reasonably with requests of the Trust’s Chief Compliance Officer in connection with Rule 38a-1 under the 1940 Act, with respect to services provided by Northern under this Agreement.

5.	FEES AND EXPENSES.

(a)

As compensation for the services rendered to the Funds pursuant to this Agreement, the Adviser or the Trust shall cause to be paid to Northern monthly fees determined as set forth in Schedule A to this Agreement. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full month period and shall be payable upon the date of such termination.

(b)	The Adviser shall pay all such fees and reimbursable expenses for the Domestic Funds.

(c)	The Trust shall pay all such fees and reimbursable expenses for the International Funds.

(d)

For the purpose of determining fees calculated as a function of a Fund’s assets, the value of such Fund’s assets and net assets shall be computed as required by its Prospectus, generally accepted accounting principles, and resolutions of such Fund’s Board of Trustees/Directors.

(e)

The Funds may request additional services, additional processing, or special reports which are not contemplated in this Agreement, and will provide such specifications and requirements documentation as may be reasonably required by Northern. If Northern elects to provide such services or arranges for such services to be provided, it shall be entitled to additional fees and expenses as its customary rates and charges as agreed upon by the parties.

(f)

Northern will bear its own expenses in connection with the performance of the services under this Agreement except as provided herein or as agreed to by the parties. The Funds agree to promptly reimburse Northern for any services, equipment or supplies ordered by or for any Fund through Northern and for any other expenses that Northern may incur on any Fund’s behalf at any Fund’s request or as consented to by a Fund. Such other expenses to be incurred in the operation of the Funds and to be borne by the Funds will be in connection with the provision of the services listed in Schedule B and Schedule C attached hereto, and include, but are not limited to: taxes, interest, brokerage fees and commissions; salaries and fees of officers and members; processing services and related fees; postage and mailing costs; costs of share certificates; advisory and administration fees; charges and expenses of pricing and data services, independent public accountants and custodians; insurance premiums including fidelity bond premiums; legal expenses; consulting fees; customary bank charges and fees; costs of maintenance of partnership existence; expenses of typesetting and printing of offering documents for regulatory purposes and for distribution to current and prospective members of the Funds; expenses of printing and production costs of members’ reports; costs and expenses of Fund stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with member meetings; trade association dues and expenses; reprocessing costs to Northern caused by third party errors; and any extraordinary expenses (provided that such extraordinary expenses are consented to by the Trust, such consent shall not be unreasonably withheld or delayed) and other customary Fund expenses. In addition, Northern may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services in connection with determining the net asset values of the Fund or of any series. The Funds will reimburse Northern for each Fund’s share of the cost of such services based upon the actual usage by the Funds of the services for the benefit of the Funds.

(g)	All fees, out-of-pocket expenses, or additional charges of Northern shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.

(h)

In the event that a Fund is more than sixty (60) days’ delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Fund), this Agreement may be terminated in respect of that Fund upon thirty (30) days’ written notice to the Fund by Northern. The Fund must notify Northern in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

6.	DUTIES, RESPONSIBILITIES AND LIMITATION OF LIABILITY.

(a)

Northern shall be responsible for the performance of only such duties as are set forth in this Agreement. In the performance of its duties hereunder, Northern shall be obligated, as applicable, to exercise the due care and diligence of a professional fund administrator, and fund accountant in providing the services called for in this Agreement, including the services referenced in Section 4 of this Agreement, and in all events shall act in good faith in performing the services provided for under this Agreement.

(b)

Northern shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Trust or any Fund in connection with the matters to which this Agreement relates, except for a loss or expense directly caused by or resulting from willful misconduct, bad faith or negligence on Northern’s part in the performance of or from reckless disregard by Northern of the obligations and duties specifically set forth in this Agreement.

(c)

Subject to Sections 6(a) and 6(b) above, Northern shall not be responsible for, and the Trust and the Funds shall indemnify and hold Northern harmless from and against, any and all losses, damages, costs, reasonable attorneys’ fees and expenses, payments, expenses and liabilities incurred by Northern, any of its agents, or any Fund’s agents in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

(i)	any and all actions of Northern or its officers or agents required to be taken pursuant to this Agreement;

(ii)

the reliance on or use by Northern or its officers or agents of information, records, or documents which are received by Northern or its officers or agents and furnished to them by or on behalf of the Trust or a Fund, and which have been prepared or maintained by the Trust or a Fund or any third party on behalf of the Trust or a Fund;

(iii)

the Trust or any Fund’s refusal or failure to comply with the terms of this Agreement or the Trust or any Fund’s lack of good faith, or its actions, or lack thereof, involving negligence or willful misconduct;

(iv)	the material breach of any representation or warranty of the Trust or any Fund hereunder;

(v)

the taping or other form of recording of telephone conversations or other forms of electronic communications with members, or reasonable reliance by Northern on telephone or other electronic instructions of any person acting on behalf of a shareholder or shareholder account for which telephone or other electronic services have been authorized;

(vi)

the reliance on or the carrying out by Northern or its officers or agents of any instructions reasonably believed to be given by a duly authorized person, or requests of or by the Trust or a Fund or recognition by Northern of any certificates which representing member interests (if any) are reasonably believed to bear the signatures of the officers of the Trust or a Fund and the countersignature of any transfer agent or registrar of a Fund;

(vii)	any delays, inaccuracies, incompleteness of, errors in or omissions from information or data provided to Northern by data, corporate action or pricing services or securities brokers and dealers;

(viii)

the offer or sale of securities by a Fund in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state;

(ix)

any failure of a Fund’s offering documents to comply with applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading;

(x)	the failure of the Trust or a Fund to comply with applicable securities, tax, commodities and other laws, rules and regulations; and

(xi)

all actions, inactions, omissions, or errors caused by or resulting from the willful misconduct, bad faith or negligence of third parties to whom Northern, the Trust or a Fund has assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Trust a Fund; provided that each of such third parties was chosen by the Trust or such Fund.

As used in this Section 6(c), the term “Northern” shall include Northern’s directors, officers and employees.

(d)

In performing its services hereunder, Northern shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Trust, a Fund and its custodian, officers and members, agents and other service providers which Northern reasonably believes to be genuine, valid and authorized, and shall be indemnified by the Trust and the Funds for any loss or expense caused by such reasonable reliance.

(e)

Northern shall indemnify and hold the Adviser and the Trust harmless from and against, any and all losses, damages, costs, reasonable attorneys’ fees and expenses, expenses and liabilities incurred by them or any of their agents that may be asserted against the Adviser or the Trust by any person arising:

(i)	from Northern’s material breach of any representation or warranty hereunder; and

(ii)

from Northern’s bad faith, negligence, or willful misconduct in the performance of its duties specifically set forth in this Agreement, including all actions, inactions, omissions, or errors caused by or resulting from the willful misconduct, bad faith or negligence of third parties to whom Northern has assigned any rights and/or delegated any duties under this Agreement, provided that each of such third parties was chosen by Northern, except to the extent that a loss or expense is directly caused by or resulting from willful misconduct, bad faith or negligence on the Trust’s or Adviser’s part in the performance of or from reckless disregard by the Trust or Adviser of the obligations and duties specifically set forth in this Agreement.

As used in this Section 6(e), the term “Trust” shall include the Trust’s trustees, officers and employees and the term “Adviser” shall include the Adviser’s directors, officers and employees.

(f)	The indemnifications contained hereunder shall survive the termination of this Agreement and shall be a continuing obligation of each party’s successors and assigns.

(g)

No party shall be liable to, or have a duty to indemnify for, another party for any special, indirect, incidental, consequential or punitive damages of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement; provided that notwithstanding the foregoing, the Trust and the Funds’ indemnification obligations shall not be limited to the extent such special, indirect, incidental, consequential or punitive damages of any kind are included in any third party claim in connection with which the indemnified party is otherwise entitled to indemnification hereunder.

(h)

Limitation of Liability of Trustees and Shareholders. Northern agrees that the Trust’s obligations and liabilities hereunder shall be limited to the Trust and to its assets, and that Northern shall not seek satisfaction of any such obligation or liability from the shareholders of the Trust nor from any trustee, officer, employee or agent of the Trust. Further, neither the Trust nor any trustee, officer, employee or agent of the Trust shall be liable for any loss which results from any special, indirect, incidental, consequential or punitive damages, even if advised of the possibility thereof.

7.         CONFIDENTIALITY. Except as otherwise required by law or in connection with any required disclosure to a banking or other regulator, Northern agrees to treat confidential all records and other information relative to the Trust and the Funds disclosed by the Trust or any Fund to Northern during the term of this Agreement, and to not use such records and information for any purpose other than performance of Northern’s responsibilities and duties hereunder. Northern may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Trust and obtaining approval in writing from the Trust or the applicable Fund, which approval shall not be unreasonably withheld. Waivers of confidentiality are automatically effective without further action by Northern where Northern may be exposed to civil or criminal fines, contempt proceedings or other liability for failure to comply, when requested to divulge such information by duly constituted governmental authorities with respect to Internal Revenue Service levies, subpoenas or similar actions, or with respect to requests by the Trust.

8.         NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

If to the Adviser, the Trust or the Funds:

Ariel Investment Trust

200 E. Randolph Street, Suite 2900

Chicago, Illinois 60601

Attention: James R. Rooney

Fax: (312) 726-7473

If to Northern:

The Northern Trust Company

50 LaSalle Street

Chicago, Illinois 60603

Attention: Bryan Rooney

Phone: (312) 630-1803

9.         WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to the term of any term of this Agreement. Any waiver must be in writing signed by the waiving party.

10.        FORCE MAJEURE. Northern shall not be responsible or liable for any harm, loss or damage suffered by the Trust or the Funds, their members, or other third parties or for any failure or delay in performance of Northern’s obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond Northern’s control. In the event of a force majeure, any resulting harm, loss, damage, failure or delay by Northern will not give the Funds the right to terminate this Agreement. “Force Majeure” means any event beyond Northern’s reasonable control (including errors or interruptions caused by the Trust, a Fund or third parties, any industrial, juridical, governmental, civil or military action, acts of terrorism, insurrection or revolution, nuclear fusion or, fission or radiation).

11.        AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

12.        TERM. This Agreement shall become effective on the date indicated above. Except as set forth in Section 5(h), this Agreement shall continue in effect unless terminated by either party upon prior written notice, which in case Northern is the terminating party, shall be on ninety (90) days’ prior written notice or, in case the Adviser or Trust is the terminating party, shall be on sixty (60) days’ prior written notice. Upon termination of this Agreement, the Funds shall pay Northern such compensation and any out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later. Further, upon termination of this Agreement, the Administrator shall, at the expense of the Funds, deliver or procure to be delivered to the Funds, or as it shall direct, all records relating the services contemplated herein in the possession of or under the control of the Administrator; provided that the Administrator shall not be required to make any such delivery or payment until full payment shall have been made to the Administrator as set forth in the preceding sentence.

13.         SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

14.         ASSIGNABILITY. This Agreement shall not be assigned by any of the parties hereto without the prior consent in writing of the other party, except that with notice, Northern may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with Northern.

15.         HEADINGS. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

16.         GOVERNING LAW. This Agreement shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

17.         COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

18.         ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understanding between the parties relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly thereunto authorized representatives as of the date written above.

ARIEL INVESTMENT TRUST

By: /s/ James R. Rooney
Name: James R. Rooney
Title: CFO and Treasurer
Ariel Investment Trust

(CORPORATE SEAL)

The undersigned,             Mareilé B. Cusack, does hereby certify that he/she is the duly elected, qualified and acting Secretary of Ariel Investment Trust (the “Trust”) and further certifies that the person whose signature appears above is a duly elected, qualified and acting officer of the Trust with full power and authority to execute this Agreement on behalf of the Trust and to take such other actions and execute such other documents as may be necessary to effectuate this Agreement.

/s/ Mareilé B. Cusack
Secretary

ARIEL INVESTMENTS, LLC

By: /s/ Mareilé B. Cusack
Name: Mareilé B. Cusack
Title: SVP & General Counsel

THE NORTHERN TRUST COMPANY

By: /s/ Bryan Rooney
Name: Bryan Rooney
Title: Vice President

ANNEX A

LIST OF FUNDS

Domestic Funds:

Ariel Fund

Ariel Appreciation Fund

Ariel Focus Fund

Ariel Discovery Fund

International Funds:

Ariel International Fund

Ariel Global Fund

1

SCHEDULE A

FEES AND EXPENSES

Fund Administration, and Accounting

A.

For the services rendered under this Agreement, the Domestic Funds shall cause to be paid to Northern out of the assets of the Adviser and the International Funds shall cause to be paid to Northern out of the assets of the Trust, in each case, the fees as agreed between such Fund and Northern from time to time. The initial fees are set forth in the attached Annex 1 to this Schedule A.

B.	Out-of-pocket expenses, including but not limited to those in Section 5(d), will be computed and billed by Northern and payable monthly by or on behalf of the Funds.

ANNEX 1

TO SCHEDULE A

Fee Schedule

SCHEDULE B

REGULATORY AND FUND ADMINISTRATION

(AND SUB-ADMINISTRATION) SERVICES

Northern, as Administrator, shall provide the following services in respect of each Fund, in each case, subject to the control, supervision and direction of the Adviser, the Funds and the Board of Trustees of the Funds and the review and comment by the Funds’ auditors and legal counsel and in accordance with procedures which may be established from time to time between the Trust and Northern:

Description of Administration Services on a Continuous Basis:

●	Maintain accurate and complete Board and regulatory filing calendars;
●	Prepare for filing with the Securities and Exchange Commission (“SEC”) the following documents: Form N-SAR, Form N-CSR, Form N-Q, Form N-PX , Form N-30B-2, and all amendments to the Registration Statements, including annual updates of the Prospectus(es) and SAI(s) for the Funds and any supplements thereto;
●	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of related payment, if necessary;
●	Support fund counsel with the preparation and filing with the SEC of proxy statements;
●	Attend and assist in the conduct of shareholder meetings and prepare scripts for and minutes of such meetings;
●	Advise and consult with the Adviser and the investment adviser on matters pertaining to new fund launches or new share classes, and assist with the deregistration of a fund/class when applicable;
●	Prepare and review with fund counsel and the Adviser the agenda, resolutions and notices for all requested Board of Trustees and Committee meetings, attend meetings as appropriate or requested, prepare minutes for Board and Committee meetings;
●	Maintain copies of the Trust’s Declaration of Trust and By-Laws;
●	Maintain certain books and records of the Funds as required under Rule 31a-1 of the 1940 Act and comply with SEC requirements in advance of and during examinations;
●	Assist the Funds in the production of documentation for routine regulatory examinations of the Funds relative to Board and Committee meetings and filings described herein and work closely with the Funds’ legal counsel in response to any non-routine regulatory matters;
●	As requested, coordinate with insurance providers, including solicitation of bids for trustees & officers/errors & omissions insurance and fidelity bond coverage, monitor assets to ensure adequate fidelity bond coverage is maintained and file the fidelity bond policy with the SEC pursuant to Rule 17g-1;
●	Maintain awareness of significant emerging regulatory and legislative developments that may affect the Funds and update the Board, the Adviser on such developments;
●	Act as liaison between the provider of Blue Sky services and the Adviser in matters relating to the Funds’ compliance with State Blue Sky filing requirements;
●	Monitor the Fund’s status as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended, and advise the Funds and the Adviser of any potential or actual violations;

B-1

●	Conduct daily post-trade compliance testing of the Funds’ requirements under the 1940 Act and limitations contained in the Registration Statements as may be mutually agreed upon, including reporting to the designated Officer(s) of the Trust as mutually agreed upon;
●	Prepare the Funds’ federal and applicable state tax returns and extension requests for review and signature by the Funds’ independent accountants; Northern will then furnish the signed returns to the Funds’ Treasurer for execution and filing with the appropriate authorities;
●	Prepare Form 1099-MISC (for Trustees and vendors);
●	Provide data to assist in the preparation of year-end shareholder reporting (1099s for shareholders) to each shareholder of the Funds;
●	Compute tax basis provisions for both excise and income tax purposes;
●	Prepare annual minimum distribution calculations (income and capital gain) for review and sign off by the Adviser prior to their declaration; provide no less than two month-end estimates of distribution amounts (e.g., as of August 31 and September 30) per Fund in advance of the final calculations, using equalization in such calculations if directed by the Adviser and the Funds;
●	Coordinate the audit of the Funds’ financial statements by the Funds’ independent accountants and provide office facilities for audits as necessary;
●	Prepare and file, with the assistance of the Adviser, the annual and semi-annual shareholder reports and quarterly Schedules of Investments to be filed with the SEC;
●	Prepare for review by the designated Officer(s) of the Funds annual fund expense budgets, perform accrual analyses and rollforward calculations on a periodic basis and recommend changes to fund expense accruals on a periodic basis;
●	Calculate, for purposes of the payment of routine or fixed expenses, the allocation among applicable Funds and process the payment of these routine or fixed expenses pursuant to a standing instruction.
●	Calculate, for purposes of the payment of variable or extraordinary expenses (e.g., invoices from fund counsel), the allocation among applicable Funds; Furnish sufficient detail to an authorized person of the Adviser for review and approval of the variable or extraordinary expenses; Process the invoice payment upon receipt of the approval from the authorized person;
●	Calculate and provide income and expense ratios;
●	Prepare and furnish total return performance information for the Funds, including such information on an after-tax basis, calculate in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by the Adviser;
●	Provide sub-certifications in connection with the requirements of the Sarbanes-Oxley Act of 2002 with respect to services provided by the Administrator;
●	Provide Northern’s Compliance Program for Registered Fund Clients annually;
●	Provide the results of testing of the key controls of Northern’s Compliance Program for Registered Fund Clients quarterly; and
●	Initiate borrowing from the Funds’ line of credit with Northern in the event a Fund is overdrawn (or will be overdrawn), after the Transfer Agent confirms the true position and Northern’s Credit Department and the Adviser have been notified that borrowing from the line of credit will occur.

B-2

SCHEDULE C

FUND ACCOUNTING SERVICES

Northern shall provide the following services in respect of each Fund, in each case, subject to the control, supervision and direction of the Adviser and the Board of Trustees of the Funds and the review and comment by the Funds’ auditors and legal counsel and in accordance with procedures which may be established from time to time between the Trust and Northern:

Description of Accounting Services on a Continuous Basis:

●	Establish the accounting policies of the Trust and, in connection therewith, consult with the Trust’s officers, independent auditors, legal counsel, custodian, fund accountant, distributor and transfer agent;
●	Such accounting policies shall be in accordance with the Funds’ Prospectus, the Funds’ Valuation Procedures, and generally accepted accounting principles;
●	Maintain the books and records for each Fund’s assets, including records of all securities transactions;
●	Calculate each Fund’s Net Asset Value per share per class, utilizing security prices obtained from authorized pricing services as specified in the Funds’ Valuation Procedures and deliver NAV to appropriate parties as agreed upon;
●	Price each Fund’s portfolio holdings, assets and liabilities in accordance with the Funds’ Valuation Procedures;
●	Reconcile positions, entitlements, and cash with custody records and provide the Adviser with cash balances available for investment purposes;
●	Compute, as appropriate, and in consultation with the Funds’ auditors and tax advisors, the net income and capital gains and losses, distributions, dividend payables, dividend factors, or yields;
●	Compute unrealized appreciation and depreciation on securities held by the Funds;
●	Calculate premium amortization and discount accretion on fixed income securities purchased at a price other than face value, if requested by the Adviser; the Funds will be responsible for providing security specific information to the extent amortization or accretion to amounts other than face value are required;
●	Post Fund transactions to appropriate general ledger categories as to support financial statement presentation;
●	Accrue expenses as established in the expense budget of the Funds and in accordance with the Multiple Class Expense Allocation Plan adopted pursuant to Rule 18f-3, if applicable;
●	Compute outstanding receivable and payable balances for unsettled security trades and unsettled shareholder transactions;
●	Compute income and expense accruals; the Funds will be responsible for directing Northern Trust with respect to any uncollectible income amounts which should be written off and for approval of expense accrual rates;
●	Coordinate with the Funds’ independent auditors and provide accounting reports in connection with the Funds’ regular annual audit and other routine audits and examinations by regulatory agencies; Maintain historical tax lots for each security; and

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●	Provide the Trust, the Adviser, and other authorized parties with reports from the Funds’ books and records on a periodic basis as required, or otherwise upon reasonable request.

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